CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Fort Pitt Capital Funds and to the use of our report dated December 22, 2008 on the financial statements and financial highlights of Fort Pitt Capital Total Return Fund, a series of shares of Fort Pitt Capital Funds.   Such financial statements and financial highlights appear in the 2008 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/	TAIT, WELLER & BAKER LLP
TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
February 25, 2009